MINING VENTURE AGREEMENT

BETWEEN

NEW JERSEY MINING COMPANY

AND

SILVERSTAR MINING CORP.

made

MARCH 31, 2008

THIS MINING VENTURE AGREEMENT made March 31, 2008 between:

NEW JERSEY MINING COMPANY, an Idaho corporation (“NJMC”)

 - and -

SILVERSTAR MINING CORP., a Nevada corporation (“Silverstar”)

           WHEREAS NJMC owns certain unpatented mining claims comprising the Silver Strand Property subject to a Net Smelter Return (“NSR”) royalty; and

           WHEREAS NJMC has an approved Plan of Operations with the U.S. Forest Service; and

           WHEREAS NJMC and Silverstar wish to enter into this Agreement to establish a venture for the purpose of exploring and mining the Silver Strand Property as permitted by the existing Plan of Operations or any future plan of operations;

           NOW THEREFORE in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

INTERPRETATION

Definitions

1.1 In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a) “Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, and Participant to this Agreement. For purposes of the preceding sentence, “control” means possession, directly or indirectly, or the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     (b) “Agreement” means this Venture Agreement, including all amendments and modification thereof, and the Plan of Operation and Decision Notice which are incorporated herein by this reference.

     (c) “Assets” means the Property, Products, contractual Rights, and all other real and personal property, tangible and intangible, now or hereafter held for the benefit of the Participants hereunder.

     (d) “Development” means all preparation for the removal and recovery of Products, including the construction or installation of any improvements and the procurement of the materials, tools, equipment, machinery and supplies to be used for the mining, handling, milling, processing or other beneficiation of Products.

     (e) “Investigations” means all activities directed toward ascertaining the existence, location, mineability, continuity, quantity, quality or commercial value of deposits of Products.

     (f) “Initial Contribution” means the contribution each Participant has made or agrees to make pursuant to Sections 5.1 and 5.3.

     (g) “Joint Account” means the books of account maintained by the Manager for the Participants showing the charges and credits accruing to the Participants and maintained in accordance with generally accepted accounting procedures.

     (h) “Manager” means NJMC or any person or entity appointed as successor Manager under the terms of the Agreement.

     (i) “Mining” means the mining, extracting, producing, handling, milling, or other processing of Products. “Mining Rights” mean the legal capability of conducting “Mining.”

     (j) “NJMC” means New Jersey Mining Company

     (k) “MSD” means Mine Systems Design, Inc.

     (l) “Net Proceeds” means the gross proceeds generated from the Property during a specified period less all expenses allocable under generally accepted accounting procedures to the generation of said gross proceeds.

     (m) “Operations” means the activities carried out under this Agreement.

     (n) “Operating Costs” means all costs of operations categorized as such by generally accepted accounting principles, including taxes, royalties, and other levies (except for federal, state, or local income taxes), mine operation costs, mine maintenance costs, mill operation costs, mill maintenance costs, plan services costs and administration expenses, but excluding any charges for depreciation, depletion, or amortization or any reserve for reclamation.

     (o) “Participant” and “Participants” mean the persons or entities that from time to time have a Participating Interest(s), and which, for present purposes, consist of NJMC, and Silverstar.

     (p) “Participating Interest” means the percentage interest representing the operating ownership of interest of a Participant in Assets, and all other rights and obligations rising out of this Agreement.

     (q) “Silverstar” means Silverstar Mining Corp.

     (r) “Prime Rate” means the annual interest rate quoted as such from time to time by the Bank of America, at its head office, as said rate may change from day to day.

     (s) “Products” means all ores, minerals, concentrates and mineral resources produced from the property under this Agreement.

     (t) “Property” means those unpatented claims listed in Exhibit A.

     (u) “Transfer” means sell, grant, assign, encumber, pledge or otherwise dispose of.

     (v) “Venture” means the business arrangement of the Participants under this Agreement.

Schedules

1.2 The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Exhibit A - List of unpatented claims comprising the Property; and

Exhibit B - Copy of Plan of Operations and USFS Decision.

Exhibit C - Royalty Agreement with MSD

Currency

1.3 All references to currency herein are to lawful money of the United States of America.

Accounting Principles

1.4 Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles applicable in the United States of America and applicable as at the date on which such calculation is made.

Time is of the Essence

1.5 Time shall be of the essence of this Agreement.

Benefit of the Agreement

1.6 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

Entire Agreement

1.7 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied, or statutory, between the parties other than as expressly set forth in this Agreement.

Amendments and Waiver

1.8 No modification of or amending to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto (including any Participants subsequently added to this Agreement) and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

Governing Law

1.9 This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Capacity of Participants

2.1 Each of the Participants represents and warrants to each of the other Participants as follows:

     (a) it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in each of those jurisdictions where necessary in order to carry out the purposes of this Agreement;

     (b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

     (c) it will not breach any other agreement or arrangement to which it is a party or by which it is bound, including, without limitation, by entering into or performing this Agreement; and

     (d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

Mining Rights

2.2 NJMC represents and warrants to Silverstar that:

     (a) It is the Owner of the Property shown in Exhibit A; and

     (b) NJMC has an approved Plan of Operations with the U.S. Forest Service for a seasonal, underground mining operation on the Property, and

     (c) NJMC is entitled, and has full right and authority, to assign, sell, and/or grant percentage interests of the Mining Rights.

Survival

2.3 The representations and warranties set forth above shall continue for the benefit of the parties to whom they are given for the term of this Agreement.

ARTICLE III

PURPOSES AND TERM

General

3.1 NJMC and Silverstar hereby enter into this Agreement for the purposes hereinafter stated, and each of them agree that all of their rights relative to the Property and all of the Operations on or in connection with the Property shall be subject to and governed by this Agreement.

3.2 This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

     (a) to conduct Investigations within the Property;

     (b) to obtain permits, authorizations and approvals for the Development of the Property and for Mining Operations thereon;

     (c) to engage in Development and Mining Operations on the property;

     (d) to engage in the marketing of Products; and

     (e) to perform any other activity necessary, appropriate, or incidental to any of foregoing.

Limitation

3.3 Unless the Participants otherwise agree in writing, the Operation shall be limited to the purposes described in Section 3.2, and nothing in this Agreement shall be construed to enlarge such purposes.

Effective Date and Term

3.4 The effective date of this Agreement as between NJMC and Silverstar shall be March 31, 2008. The term of this Agreement shall be for so long as Products are produced from the Property or any reclamation or rehabilitation of the Property following cessation of Development and Mining thereon is continuing, unless the Agreement is earlier terminated as herein provided.

Financial Year

3.5 The financial year of the Venture shall be the calendar year.

ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

No Partnership

4.1 Nothing contained in this Agreement shall be deemed to constitute any of the Participants, or any combination thereof, the partner of any of the others, or any combination thereof, or, except as otherwise herein expressly provided, to constitute any of the Participants the agent or legal representative of any of the others, or to create any fiduciary relationship between them. It is not the intention of the Participants to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership. None of the Participants shall have any authority to act for or to assume any obligation or responsibility on behalf of any of the other Participants, except as expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or elective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless each of the other Participants, and their respective directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant(s), or any of its/their directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant(s), except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

Other Business Opportunities

4.2 Except as expressly provided in this Agreement, each of the Participants shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of any Participant, and no Participant shall have any obligation to the others with respect to any opportunity to acquire any property not subject to the Mining Leases.

Waiver of Right to Partition

4.3 The Participants hereby waive and release all rights of the partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

Implied Covenants

4.4 There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

ARTICLE V

INITIAL CONTRIBUTIONS AND ACQUISITION OF PROPERTY

NJMC’s Initial Contribution

5.1 To earn its initial Participating Interest, NJMC hereby agrees that 50% of its Mining Rights and Property shall be exercised on behalf of the Venture.

Silverstar’s Acquisition of Part of the Mining Rights

5.2 Silverstar agrees to pay NJMC a sum of $500,000 for 50% of the Mining Rights and Property. To complete the payment of the $500,000 sum, Silverstar agrees to pay NJMC $120,000 upon the signing of this Agreement, the receipt of which is hereby acknowledged, and $150,000 on or before April 30, 2008, and $230,000 on or before May 30, 2008; provided, however, that the final payment of $230,000 may be delayed until July 31, 2008 by paying NJMC 50,000 shares of Silverstar common stock.

Silverstar’s Initial Contribution

5.3 To earn its initial Participating Interest, Silverstar shall contribute 50% of the Reclamation bond held as a Treasury Bill, the receipt of which is due on or before July 31, 2008, for the benefit of the Venture. Silverstar agrees that its 50% of the Mining Rights and Property shall be exercised on behalf of the Venture.

Available Net Proceeds

5.4 Available Net Proceeds shall mean the amount, if any, by which revenue received or deemed received by the Participants from Operations during the applicable period exceeds: (i) Operation Costs related to such Operations, (ii) Expenditures paid during such period, and (iii) any principle or interest payments required to be made during such period on any project financing. For this purpose revenue from Operations shall mean the amount of money received or deemed to be received by the Participants from the sale of any Product or Assets.

Additional Cash Contributions

5.5 In addition to making the respective Initial Contributions, the Participants, shall be obligated to contribute any required funds deemed necessary by the Manager in proportion to their respective Participating Interests.

Application of Revenues

5.6 To provide for the efficient financing of Operations, it is agreed that all revenues from the sale of Product by or on behalf of the Participants shall be paid on behalf of the Participants directly to the Manager and the amount thereof credited to each Participant in the Joint Account. Cash standing to the credit of a Participant in the Joint Account, whether from such revenues or from cash calls or otherwise, shall be applied by the Manager on behalf of such Participant as follows:

     (i) first, in satisfaction of such Participant’s share of all costs of Operations;

     (ii) second, in reimbursement of any and all advances made on the Participant’s behalf by any other Participant(s) pursuant to Section 6.3. In the event insufficient revenue is available to reimburse all advances made on the Participant’s behalf, then said advances shall be reimbursed in the order they were made, with the oldest advance being reimbursed first. In the event that insufficient revenue is available to fully reimburse the advances of two or more Participants who have made advances being of equal age, then said Participants shall be reimbursed for the available revenue, to the extent possible, in proportion to the dollar amounts of their respective advances. For example, if B and C contemporaneously advance $4,000 and $6,000, respectively, on behalf of A, and A now owes B and C $8,000 and 12,000, respectively, pursuant to Section 6.3, but A only has $8,000 of available revenue on account to be distributed under this subsection, then B shall receive 40%, and C shall receive 60%, of A’s available revenue under this subsection; and

     (iii) third, the balance as an allocation and distribution to the Participants in accordance with and in proportion to their respective Participating Interests.

ARTICLE VI

INTERESTS OF PARTICIPANTS

Initial Participating Interests

6.1 The Participants shall have the following initial Participating Interests:

NJMC           -     50%
Silverstar      -     50%

Changes in Participating Interest

6.2 A Participant’s Participating Interest is alienable as follows:

     (a) by a voluntary sale, conveyance, or transfer of all Participant’s Initial Participating Interest, or any fraction thereof, provided that any party taking by any such sale, conveyance, or transfer will take such Participating Interest subject to the terms, including all rights and obligations, of this Agreement; and

     (b) in the event of a default by the Participant in making its contribution to operations, followed by an election by the other Participant(s) to pursue its remedies in accordance with Section 6.4.

Default in Making Contributions

6.3 In the event a Participant defaults in making a contribution or cash call required by operations, the non-defaulting Participant(s) may advance the defaulted contribution on behalf of the defaulting Participant. Any Participant(s) who advances a defaulted contribution on behalf of a defaulting Participant shall be reimbursed by the defaulting Participant in an amount equal to two (2) times the amount advanced, said reimbursement to be paid from any cash standing to the credit of the defaulting Participant in the Joint Account pursuant to Section 5.6 (ii).

Rights Upon Default

6.4 Each Participant hereby grants to all other Participants liens upon its interests in the Property and security interests in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any advance made on a Participant’s behalf by a non-defaulting Participant(s), as well as any interest, reasonable attorney fees, or other costs and expenses which are recoverable at law or in equity upon an action to enforce such a lien or security interest. A non-defaulting Participant may elect to pursue any available remedy. To the extent a Participant has a lien or security interest under applicable law, it shall also be entitled to its rights and remedies at law and in equity. Provided, however, that in the event a Participant has made an advance of a defaulted contribution on behalf of a defaulting Participant pursuant to Section 6.3, and in the event the non-defaulting Participant has not been fully reimbursed in accordance with Section 5.6 (ii) or otherwise, the non-defaulting Participant may not recover on any lien or security interest granted by the defaulting Participant unless such advance, or any part thereof, has been outstanding and unreimbursed for a period of not less than two (2) years. In the event an advance by a non-defaulting Participant has not been reimbursed within two (2) years, and in the event the non-defaulting Participant elects to pursue its remedies under this Section ,then all prior advances by the non-defaulting Participant shall be accelerated and immediately due, regardless as to whether or not all such advances have been unreimbursed for less than two (2) years. All remedies, available at law, in equity, and under this Section 6.4, shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies.

ARTICLE VII

THE MANAGER

Appointment

7.1 NJMC is hereby appointed as Manager of the Venture.

Duties and Responsibilities

7.2 Subject to any specific restrictions contained herein, the Manager shall have overall authority for the management and supervision of the Operations. Without limiting the generality of the foregoing:

     (a) the Manager shall propose and carry out any and all Development, Investigations, Mining, and Operations as contemplated herein;

     (b) the Manager shall make or arrange for all payments required by leases, licenses, permits, contracts, and other agreements related to the Assets and pay all taxes, assessments and like charges on Operations and Assets except any taxes determined or measured on a Participant’s share of net proceeds, if any;

     (c) the Manager shall apply for all necessary permits, licenses and approvals and comply with applicable federal, state and local laws and regulations;

     (d) the Manager shall prosecute and defend all litigation or administrative proceedings arising out of Operations;

     (e) the Manager shall arrange for any applicable insurance respecting Assets and Operations for the benefit of the Participants in accordance with industry practice;

     (f) the Manager shall have the right to carry out the responsibilities hereunder through any agents, affiliates, consultants, or independent contractors;

     (g) The Manager shall pay all claim fees and shall timely record with the appropriate county and file with the appropriate United States agency all necessary paperwork to maintain unpatented claims, which are part of the Property, in good standing;

     (h) the Manager shall keep and maintain all required accounting and financial records relating to operations and in accordance with generally accepted accounting principles; and

     (i) the Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this Section 7.2 if its failure to perform results from the failure of the non-managing Participant(s) to perform acts or to contribute amounts required of it by this Agreement.

Standard of Care

7.3 The Manager shall conduct all Operation in accordance with generally accepted mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts, and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant(s) for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.

Resignation

7.4 The Manager may resign upon thirty (30) days prior notice to all Participants. If the Manager resigns, the Participants shall appoint a successor Manager by election. Each Participant may propose one (1) candidate for manager and each Participant shall thereafter be entitled to cast one vote for each percentage interest in the Venture. The candidate with the highest number of votes shall be the successor Manager. The Participants shall choose a successor Manager by this method prior to the effective date of an existing Manager’s notice of resignation.

ARTICLE VIII

ACCOUNTS AND SETTLEMENTS

Quarterly Statements

8.1 The Manager shall promptly submit to each Participant quarterly, or if necessary, monthly, statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding quarter.

Cash Calls

8.2 Should the Manager determine that additional cash contributions are necessary to Operations, he shall submit to each Participant a billing for estimated cash requirements for the next month. Within thirty (30) days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence for payment of such billings. All funds in excess of immediate cash requirements shall be invested by the Manager in an interest bearing bank account for the benefit of the Joint Account.

Failure to Meet Cash Calls

8.3 A Participant that fails to meet cash calls in the amount and at the time specified in Section 8.2 shall be in default, and the amounts of the defaulted cash call shall bear interest at an annual rate equal to three percentage points over the Prime Rate, from the date due through the date payment is made by the defaulting Participant to the Joint Account of the Venture, but in no event shall said rate of interest exceed the maximum permitted by law. To the extent that a non-defaulting Participant(s) makes an advance on behalf of a defaulting Participant, the foregoing sentence shall not apply and the parties’ respective rights shall be governed by Section 5.6, 6.3. and 6.4.

ARTICLE IX

WITHDRAWAL AND TERMINATION

Termination by Expiration or Agreement

9.1 This Agreement shall terminate as expressly provided in this Agreement, or the Plan of Operations and Decision Notice is terminated, unless earlier terminated by written agreement.

Withdrawal

9.2 A Participant may elect to withdraw as a Participant from the Agreement by giving notice to the other Participant(s) of the effective date of withdrawal, which shall be at least sixty (60) days after the effective date of the notice. Upon such withdrawal, the withdrawing Participant shall be deemed to have transferred to the remaining Participant(s), without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant all of its Participating Interest in the Assets and in this Agreement. The remaining Participant(s) shall take the withdrawing Participant’s interest in proportion to the Interest they held prior to the effective date of the notice of withdrawal. Any withdrawal under this Section shall not relieve the withdrawing participant of its share of liabilities to third parties (whether such accrued before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section, the withdrawing Participant’s share of such liability shall be equal to its Participating Interest at the time such liability was incurred.

Continuing Obligations

9.3 On termination of this Agreement under Section 9.1, the Participant shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, that arises out of Operations during the term of the Agreement.

Disposition of Assets on Termination

9.4 Should this Venture be terminated under Section 9.1, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. Upon liquidation of the Venture, the Assets shall first be paid, applied and distributed in satisfaction of all liabilities of the Venture to third parties, and then to the Participants in proportion to their respective Participating Interests.

Continuing Authority

9.5 On termination of this Agreement under Section 9.1, the Manager shall have the power and authority to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises of Operations prior to such termination or withdrawal.

The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of each already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

Failure to Complete Initial Transactions

9.6 Should Silverstar fail to pay NJMC according to Sections 5.2 and 5.3 for 50% of the Mining Rights and Property and Silverstar’s Initial Contribution, this Agreement is terminated immediately with no further recourse or refunding of any payments made according to Sections 5.2 and 5.3.

ARTICLE X

GENERAL PROVISIONS

Notices

10.1 All notices, payments and other required communications (“Notices”) to the Participants shall be in writing, and shall be addressed respectively as follows:

If to NJMC:	New Jersey Mining Company
P.O. Box 1019
Kellogg, ID 83837
Telephone: (208) 783-3331
Facsimile: (208) 783-3331
Email: minesystems@usamedia.tv
Attn: Fred Brackebusch, President

If to Silverstar:	Silverstar Mining Company
621 Bank street
Wallace, ID 83873
Telephone: (604) 960-0535
Facsimile: (604) 960-0536
Email: jimmackenzie@shaw.ca
Attn: Jim MacKenzie

All notices shall be given (i) by personal delivery to the Participant, or (ii) by electronic communication. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of the delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication. A Participant may change its address for Notice by Notice to the other Participants.

Force Majeure

10.2 Except for the obligation to make payments when due hereunder, the obligations of a Participant (including the obligations of a Participant acting in its capacity as Manager) shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity, judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown or equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall properly give notice to the other Participant(s) of the suspension of performance, stating therein the nature of the suspension, the reason therefore, and the expected duration thereof. The affected participant shall resume performance as soon as reasonable possible. During the period of suspension the obligations of the Participants to advance funds pursuant to Section 5.4 shall be reduced to levels consistent with Operations.

Further Assurances

10.3 Each of the Participants agree to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement, including but not limited to a short form of this Agreement for recording purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NEW JERSEY MINING COMPANY

By:	/s/ Fred Brackebusch
Fred Brackebusch, President

SILVERSTAR MINING CORP.

By:	/s/ Jim MacKenzie
Jim MacKenzie, President